Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

WPCS INTERNATIONAL INCORPORATED,

a Delaware corporation;

DC ACQUISITION CORPORATION,

a Delaware corporation; and

DROPCAR, INC.,

a Delaware corporation

Dated as of September 6, 2017

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2.18	Environmental Matters	25

2.19	Insurance	26

2.20	Inapplicability of Anti-takeover Statutes	26

2.21	No Financial Advisors	26

2.22	Disclosure	26

2.23	Transactions with Affiliates	26

2.24	Compliance with Anti-Corruption Laws; Sanctions	27

2.25	Office of Foreign Assets Control	27

2.26	Money Laundering	27

2.27	No Other Representations or Warranties	27

Section 3	Representations and Warranties of WPCS and Merger Sub	28

3.1	Due Organization; Subsidiaries; Etc	28

3.2	Organizational Documents	29

3.3	Authority; Binding Nature of Agreement	29

3.4	Vote Required	29

3.5	Non-Contravention; Consents	29

3.6	Capitalization, Etc	30

3.7	SEC Filings; Financial Statements	32

3.8	Absence of Changes	34

3.9	Absence of Undisclosed Liabilities	34

3.10	Title to Assets	34

3.11	Real Property; Leasehold	34

3.12	Intellectual Property	35

3.13	Agreements, Contracts and Commitments	37

3.14	Compliance; Permits	39

3.15	Legal Proceedings; Orders	39

3.16	Tax Matters	40

3.17	Employee and Labor Matters; Benefit Plans	41

3.18	Environmental Matters	45

3.19	Insurance	45

3.20	Transactions with Affiliates	45

3.21	No Financial Advisors	45

3.22	Valid Issuance	45

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3.23	Inapplicability of Anti-takeover Statutes	45

3.24	Disclosure	46

3.25	Compliance with Anti-Corruption Laws; Sanctions	46

3.26	Office of Foreign Assets Control	46

3.27	Money Laundering	47

3.28	No Other Representations or Warranties	47

Section 4	Certain Covenants of the Parties	47

4.1	Operation of WPCS’s Business	47

4.2	Operation of the Company’s Business	49

4.3	Access and Investigation	51

4.4	No Solicitation	52

4.5	Notification of Certain Matters	53

Section 5	Additional Agreements of the Parties	53

5.1	Registration Statement; Proxy Statement	53

5.2	Company Stockholder Written Consent	54

5.3	WPCS Stockholders’ Meeting	55

5.4	Regulatory Approvals	57

5.5	Company Warrants	57

5.6	WPCS Options and WPCS Warrants	57

5.7	Employee Benefits	57

5.8	Indemnification of Officers and Directors	57

5.9	Additional Agreements	59

5.10	Disclosure	59

5.11	Listing	60

5.12	Tax Matters	60

5.13	Legends	60

5.14	Directors	60

5.15	[Reserved]	61

5.16	Corporate Identity	61

5.17	Section 16 Matters	61

5.18	Cooperation	61

5.19	Allocation Certificate; Issuance of Additional Equity	61

5.20	Company Financial Statements	61

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5.21	WPCS Reverse Stock Split	62

5.22	Company Closing Financing	62

5.23	Additional Financing	62

Section 6	Conditions Precedent to Obligations of Each Party	62

6.1	Effectiveness of Registration Statement	62

6.2	No Restraints	62

6.3	Stockholder Approval	62

6.4	Listing	63

6.5	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	63

6.6	Additional Financing	63

Section 7	Additional Conditions Precedent to Obligations of WPCS and Merger Sub	63

7.1	Accuracy of Representations	63

7.2	Performance of Covenants	64

7.3	Closing Certificate	64

7.4	FIRPTA Certificate	64

7.5	No Company Material Adverse Effect	64

7.6	Other Deliveries	64

7.7	Consents	64

7.8	Company Closing Financing	64

Section 8	Additional Conditions Precedent to Obligation of the Company	64

8.1	Accuracy of Representations	65

8.2	Performance of Covenants	65

8.3	Documents	65

8.4	Sarbanes-Oxley Act Certifications	65

8.5	No WPCS Material Adverse Effect	66

8.6	Minimum Cash	66

8.7	Board of Directors	66

8.8	Required WPCS Charter Stockholder Vote	66

8.9	Consents	66

8.10	Other Deliveries	66

Section 9	Termination	66

9.1	Termination	66

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9.2	Effect of Termination	69

9.3	Expenses; Termination Fees	69

Section 10	Miscellaneous Provisions	72

10.1	Non-Survival of Representations and Warranties	72

10.2	Amendment	72

10.3	Waiver	72

10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	72

10.5	Applicable Law; Jurisdiction	73

10.6	Attorneys’ Fees	73

10.7	Assignability	73

10.8	Notices	73

10.9	Cooperation	74

10.10	Severability	74

10.11	Other Remedies; Specific Performance	75

10.12	No Third Party Beneficiaries	75

10.13	Construction	75

Exhibits and Schedules:
Exhibit A	Definitions
Exhibit B-1	Form of WPCS Stockholder Support Agreement with WPCS Officers, Directors and certain 5% Stockholders
Exhibit B-2	Form of WPCS Stockholder Support Agreement with certain 5% Stockholders
Exhibit C-1	Form of Company Stockholder Support Agreement with Company Officers and Directors and certain 5% Stockholders
Exhibit C-2	Form of Company Stockholder Support Agreement with certain 5% Stockholders
Exhibit D	WPCS Allocation Percentage Adjustment Formula

Schedule 5.14	Directors

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of September 6, 2017, by and among WPCS International Incorporated, a Delaware corporation (“WPCS”), DC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of WPCS (“Merger Sub”), and DropCar, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.           WPCS and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of WPCS.

B.           The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

C.           The WPCS Board, acting upon the recommendation of a special committee formed by the WPCS Board for the purpose of evaluating and negotiating strategic alternatives and/or transactions for WPCS (a) has approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of WPCS Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and determined that this Agreement is in the best interests of WPCS’ stockholders, (b) has approved and declared advisable the Merger, on the terms and subject to the conditions provided for in this Agreement and the Contemplated Transactions, and determined that the Merger is in the best interests of WPCS’ stockholders, (c) has reviewed the terms of this Agreement and the Merger and determined that such terms are fair to WPCS’ stockholders, and (d) upon the terms and conditions set forth herein, will recommend adoption by WPCS’ stockholders of this Agreement and the Merger and (e) has taken all necessary action to render inapplicable the restrictions of any takeover statute to the Merger and the Transactions; and, if deemed necessary by the Parties, will take all necessary action to amend WPCS’s certificate of incorporation to effect the WPCS Reverse Stock Split.

D.           The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.           The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain officers, directors and certain 5% or greater stockholders of WPCS and certain other 5% or greater stockholders (together with their Affiliates) of WPCS, each as listed on Section A of the WPCS Disclosure Schedule (solely in their capacity as stockholders of WPCS) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B-1 and B-2, respectively (the “WPCS Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of WPCS in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

G.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to WPCS’s willingness to enter into this Agreement, certain officers, directors and certain 5% or greater stockholders of the Company and certain other 5% or greater stockholders (together with their Affiliates) of the Company, each as listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing support agreements in favor of WPCS in substantially the form attached hereto as Exhibit C-1 and Exhibit C-2, respectively (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

H.           It is expected that the issuance of shares of WPCS Common Stock to the stockholders of the Company pursuant to the Merger will result in a change of control of WPCS.

I.           As provided for in the Company Stockholder Support Agreement, within two Business Days after the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s Organizational Documents will execute and deliver an action by written consent adopting this Agreement in a form reasonably acceptable to WPCS, in order to obtain the Required Company Stockholder Vote (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

J.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of WPCS listed on Section A of the WPCS Disclosure Schedule are executing lock-up agreements in the form mutually agreed upon between WPCS and the Company.

K.          Concurrently with the execution and delivery of this Agreement and as a condition and inducement to WPCS’ willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Schedule are executing lock-up agreements in the form mutually agreed upon between WPCS and the Company.

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Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1           Description of Transaction

1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of WPCS.

1.3           Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as WPCS and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to WPCS and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of WPCS and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4           Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)          the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)          the certificate of incorporation of WPCS shall be identical to the certificate of incorporation of WPCS immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, WPCS shall file an amendment to its certificate of incorporation to (i) change the name of WPCS to “DropCar, Inc.” (ii) effect the WPCS Reverse Stock Split (to the extent applicable and necessary) and (iii) make such other changes as are mutually agreeable to WPCS and the Company;

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(c)          the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d)          the directors of WPCS, each to hold office in accordance with the certificate of incorporation and bylaws of WPCS, shall be as set forth in Section 5.14; and

(e)          the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors of WPCS as set forth in Section 5.14, after giving effect to the provisions of Section 5.14.

1.5           Conversion of Shares.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of WPCS, Merger Sub, the Company or any stockholder of the Company or WPCS:

(i)          any shares of Company Capital Stock held as treasury stock or held or owned by the Company or Merger Sub, or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)         subject to Section 1.5(c), each share of Company Capital Stock (including any shares of Company Capital Stock issued pursuant to the Company Closing Financing) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of WPCS Common Stock calculated in accordance with the Exchange Ratio (the “Merger Consideration”).

(b)          If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of WPCS Common Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of WPCS Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, WPCS is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)          No fractional shares of WPCS Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of WPCS Common Stock (after aggregating all fractional shares of WPCS Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of WPCS Common Stock on the NASDAQ Capital Market (or such other NASDAQ market on which the WPCS Common Stock then trades) on the date the Merger becomes effective.

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(d)          Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or WPCS Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the WPCS Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock and WPCS Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or WPCS to take any action with respect to Company Capital Stock or WPCS Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(f)          All Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.5.

1.6           Calculation of Net Cash

(a)          Not less than six Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”), WPCS will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, WPCS’s good faith, estimated calculation of Net Cash (using an estimate of WPCS’s accounts receivable, accounts payable and accrued expenses, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined for WPCS’s most recent SEC filings) (the “Net Cash Calculation” and the date of delivery of such schedule, the “Delivery Date”) of Net Cash as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by WPCS’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for WPCS). WPCS shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, if requested by the Company, WPCS’s accountants and counsel at reasonable times and upon reasonable notice.

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(b)          Within four Business Days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to WPCS (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Net Cash Calculation.

(c)          If, on or prior to the Response Date, (i) the Company notifies WPCS in writing that it has no objections to the Net Cash Calculation or (ii) the Company fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(d)          If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of WPCS and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(e)          If Representatives of WPCS and the Company are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 1.6(d) within three calendar days after delivery of the Dispute Notice (or such other period as WPCS and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by WPCS and the Company (the “Accounting Firm”). WPCS shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and WPCS and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten calendar days of accepting its selection. The Company and WPCS shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and WPCS. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of WPCS and the Company, shall be final and binding on WPCS and the Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between WPCS and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 1.6(e) applies as to the determination of the Net Cash at the Cash Determination Time described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either WPCS or the Company may request a redetermination of Net Cash if the Closing Date is more than 60 calendar days after the Anticipated Closing Date.

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1.7           Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8           Surrender of Certificates.

(a)          On or prior to the Closing Date, WPCS and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, WPCS shall deposit with the Exchange Agent: (i) evidence of book-entry shares representing the WPCS Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The WPCS Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)          Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as WPCS may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for book-entry shares of WPCS Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or WPCS: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of WPCS Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of WPCS Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of WPCS Common Stock representing the Merger Consideration (and cash in lieu of any fractional share of WPCS Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, WPCS may, in its discretion and as a condition precedent to the delivery of any shares of WPCS Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying WPCS against any claim suffered by WPCS related to the lost, stolen or destroyed Company Stock Certificate or any WPCS Common Stock issued in exchange therefor as WPCS may reasonably request.

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(c)          No dividends or other distributions declared or made with respect to WPCS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of WPCS Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)          Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to WPCS upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to WPCS for satisfaction of their claims for WPCS Common Stock, cash in lieu of fractional shares of WPCS Common Stock and any dividends or distributions with respect to shares of WPCS Common Stock.

(e)          Each of the Exchange Agent, WPCS and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)          No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of WPCS Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

1.9           Appraisal Rights.

(a)          Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

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(b)          The Company shall give WPCS prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without WPCS’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

1.10         Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.11         Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

Section 2           Representations and Warranties of the Company

Subject to Section 10.13(h), except as set forth in the written disclosure schedule delivered by the Company to WPCS (the “Company Disclosure Schedule”), the Company represents and warrants to WPCS and Merger Sub as follows:

2.1           Due Organization; Subsidiaries; Etc.

(a)          Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)          Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

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(c)          The Company has no Subsidiaries, except for the Entities identified in Section 2.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 2.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the Company Disclosure Schedule. The Company owns directly or indirectly, a majority of the capital stock or other equity interests of each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2           Organizational Documents. The Company has delivered to WPCS accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

2.3           Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by WPCS and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4           Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock each outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a single class (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5           Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

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(a)          contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b)          contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(c)          contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries or otherwise relates to the business of the Company or its Subsidiaries or any of the assets owned, leased or used by them;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, including, but not limited to, all consents required to consummate each of the Company Closing Financing and, if required, the Additional Financing. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

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2.6           Capitalization, Etc.

(a)          The capitalization of the Company is as set forth in Section 2.6(a) of the Company Disclosure Schedules.

(b)          All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. Except as set forth on Section 2.6(b) of the Company Disclosure Schedules, none of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. Except as set forth on Section 2.6(b) of the Company Disclosure Schedules, none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c)          Except as set forth on Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the Company Capital Stock or other securities of the Company or any of its Subsidiaries except as may be applicable in connection with the Company Closing Financing; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries except as may be applicable in connection with the Company Closing Financing; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries. As of the Closing Date, the only outstanding securities of the Company will be the Company Common Stock and the Company Warrants. As of the Closing Date, the Company will not have any Company Preferred Stock, convertible debt or options outstanding.

(d)          All outstanding shares of Company Common Stock, Company Preferred Stock and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

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2.7           Financial Statements.

(a)          Section 2.7(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s audited consolidated balance sheets at December 31, 2016 and 2015 and (ii) the Company’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2016 and 2015 (collectively, the “Company Audited Financials”). The Company Audited Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Audited Financials) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein. Section 2.7(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s unaudited consolidated balance at June 30, 2017 (the “Company Unaudited Interim Balance Sheet”) and (ii) the Company’s unaudited consolidated statement of income for the six months ended June 30, 2017 (the “Interim Company Financials”). The Interim Company Financials have been prepared in accordance with GAAP (except for the inclusion of footnotes and other presentation items that may be required by GAAP) and fairly present in all material respects the financial position and operating results (subject to normal and recurring year-end adjustments) of the Company and its consolidated Subsidiaries as of the date and for the period included therein.

(b)          Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets; (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)          Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to WPCS accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2015.

(d)          Since January 1, 2014, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2014, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

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2.8           Absence of Changes. Except as set forth on Section 2.8 of the Company Disclosure Schedule, between December 31, 2016 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any Company Material Adverse Effect or (b) any action, event or occurrence that would have required consent of WPCS pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9           Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $200,000 in the aggregate; (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.9 of the Company Disclosure Schedule.

2.10         Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11         Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to WPCS (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

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2.12         Intellectual Property.

(a)          The Company, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all Company IP Rights, except for any failure to own or have such right to use, or have the right to bring actions that would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Section 2.12(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(c)          Section 2.12(c) of the Company Disclosure Schedule accurately identifies (i) all Company IP Rights licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, (C)(1) agreements between the Company and its respective employees and consultants or (2) non-disclosure or other template agreements entered into in the Ordinary Course of Business and (D) any confidential information provided under confidentiality agreements), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.

(d)          Section 2.12(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements; (ii) any non-disclosure or other template agreements entered into in the Ordinary Course of Business, and (iii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s benefit).

(e)          Neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted.

(f)          The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, as identified in Section 2.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

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(i)          All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(ii)         Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii)        No current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights. To the Knowledge of the Company, no employee of the Company or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights.

(iv)        No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(v)         The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as a trade secret.

(vi)        Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii)       The Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted.

(g)          The Company has delivered or made available to WPCS, a complete and accurate copy of all Company IP Rights Agreements. The Company is not a party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect; (ii) the Company has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

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(h)          The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate or constitute a breach of any license or agreement between the Company or its Subsidiaries and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate any Intellectual Property right of any other party. To the Knowledge of the Company, no third party is infringing upon, or misappropriating, or violating any license or agreement with the Company or its Subsidiaries relating to any Company IP Rights.

(i)          There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has the Company or any of its Subsidiaries received any written notice asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other third party.

(j)          Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(k)          To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other third party. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(l)          Except as set forth in Sections 2.12(c) or 2.12(d) of the Company Disclosure Schedule (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other third party with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another third party for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

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2.13         Agreements, Contracts and Commitments.

(a)          Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)          each Company Contract relating to any material bonus, deferred compensation, severance, incentive compensation, change of control, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)         each Company Contract requiring payments by the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by the Company or its Subsidiaries on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit the Company’s, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii)        each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)        each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)         each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)        each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(vii)       each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)      each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

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(ix)         each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(x)          each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(xi)         each Company Real Estate Lease; or

(xii)        any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b)          The Company has delivered or made available to WPCS accurate and complete copies of all Company Material Contracts, including all amendments thereto. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

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2.14         Compliance; Permits; Restrictions.

(a)          The Company and each of its Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)          The Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

2.15         Legal Proceedings; Orders.

(a)          Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)          There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

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2.16         Tax Matters.

(a)          The Company and each of its Subsidiaries have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is subject to Taxes by that jurisdiction.

(b)          All Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)          The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)          There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(e)          No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)          Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)          Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(h)          Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i)          Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the last two years.

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(j)          Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b).

(k)          The Company is not aware of any facts that would prevent the Merger from qualifying as a Reorganization under Section 368(a) of the Code.

2.17         Employee and Labor Matters; Benefit Plans.

(a)          The employment of each of the Company’s and any of its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary at will (or, in respect of any jurisdiction outside the United States, otherwise in accordance with general principles of wrongful termination law). The Company has made available to WPCS accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of any Company Associate to the extent currently effective and material.

(b)          To the Knowledge of the Company, no officer or Key Employee of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company or the applicable Subsidiary, nor has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c)          Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries.

(d)          Section 2.17(d) of the Company Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of the Company or any of its Subsidiaries (or any trade or business (whether or not incorporated) which is a Company Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, any of its Subsidiaries or any Company Affiliate, or under which the Company or any of its Subsidiaries or any Company Affiliate has any current liability or may incur liability after the date hereof (each, a “Company Employee Plan”).

(e)          Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

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(f)          Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.

(g)          Neither the Company nor any of its Subsidiaries has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither the Company nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and neither the Company nor any of its Subsidiaries has been assessed any civil penalty under Section 502(l) of ERISA.

(h)          No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates sponsors or maintains any self-funded welfare employee benefit plan.

(i)          No Company Employee Plan provides for medical or death benefits beyond termination of service, other than pursuant to COBRA or an analogous state law requirement.

(j)          Neither the Company nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(k)          To the Knowledge of the Company, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) under which the Company makes, is obligated to make or promises to make, payments, complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l)          The Company and each of its Subsidiaries is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any material payments, Taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

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(m)          The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company and its Subsidiaries: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). To the Knowledge of the Company, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.

(n)          Section 2.17(n) of the Company Disclosure Schedule lists all liabilities of the Company or any of its Subsidiaries to any employee that result from the termination by the Company or any of its Subsidiaries of such employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Except as set forth in Section 2.17(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of the Company or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)          With respect to each Company Employee Plan, the Company has made available to WPCS a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company, and (v) the most recent IRS determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan.

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(p)          There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q)          Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. Except as set forth in Section 2.17(q) of the Company Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints. There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits).

(r)          There is no contract, agreement, plan or arrangement to which the Company or any Company Affiliate is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code.

2.18         Environmental Matters. Since January 1, 2014, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2014, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2014, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.

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2.19         Insurance. The Company has made available to WPCS accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Except as set forth in Section 2.19 of the Company Disclosure Schedule, other than customary end of policy notifications from insurance carriers, since January 1, 2014, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

2.20         Inapplicability of Anti-takeover Statutes. No state takeover statute or similar Law applies or purports to apply to the Company with respect to the Merger, this Agreement, or any of the Contemplated Transactions.

2.21         No Financial Advisors. Except as set forth on Section 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.22         Disclosure. The information supplied by the Company and each of its Subsidiaries for inclusion in the Proxy Statement (including the Company Financial Statements) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

2.23         Transactions with Affiliates. Section 2.23 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2014, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

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2.24         Compliance with Anti-Corruption Laws; Sanctions.

(a)          The Company, its Subsidiaries and, to their Knowledge, their respective Representatives acting in their authorized capacities as Representatives of the Company or its Subsidiaries are in material compliance with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”), U.S. Travel Act, U.K. Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all applicable anti-bribery, anti-corruption and anti-money laundering Laws (collectively hereinafter the “Anti-Corruption Laws”) and have not:

(i)          paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any domestic, local, national, provincial, municipal or other government official, “foreign official”, as defined by the FCPA including any political party or official thereof, any candidate for political office, any employee, official, or agent of a public international organization, or any other Person for the purpose of corruptly influencing any act or decision of such Person to obtain or retain business, direct business to any Person, or to secure any other benefit or advantage in each case in violation of the Anti-Corruption Laws;

(ii)         made, attempted or conspired to pay any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person; or

(iii)        received any written notice of any claims, charges, proceedings, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court, governmental or private actions with respect to any alleged violation of the Anti-Corruption Laws.

2.25         Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

2.26         Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company or any Subsidiary, threatened.

2.27         No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither WPCS nor any of its Subsidiaries, (other than Merger Sub) nor any other Person on behalf of WPCS or its subsidiaries (other than Merger Sub) makes any express or implied representation or warranty with respect to WPCS or Merger Sub or with respect to any other information provided to the Company, any of its Subsidiaries or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of WPCS and Merger Sub set forth in Section 3 (in each case as qualified and limited by the WPCS Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

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Section 3           Representations and Warranties of WPCS and Merger Sub

Subject to Section 10.13(h), except (i) as set forth in the written disclosure schedule delivered by WPCS to the Company (the “WPCS Disclosure Schedule”) or (ii) as disclosed in the WPCS SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), WPCS and Merger Sub represent and warrant to the Company as follows:

3.1           Due Organization; Subsidiaries; Etc.

(a)          Each of WPCS, its Subsidiaries and Merger Sub is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b)          WPCS and each of its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a WPCS Material Adverse Effect.

(c)          All of the direct and indirect subsidiaries of WPCS are set forth on Section 3.1(c) of the WPCS Disclosure Schedules. WPCS owns, directly or indirectly, a majority of the capital stock or other equity interests of each of its Subsidiaries and all of the issued and outstanding shares of capital stock of each of the Subsidiaries of WPCS are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. WPCS is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. WPCS has not agreed and is not obligated to make, nor is WPCS bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. WPCS has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

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3.2           Organizational Documents. WPCS has delivered to the Company accurate and complete copies of WPCS’s Organizational Documents and the Organizational Documents of each of its Subsidiaries. Neither WPCS nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3           Authority; Binding Nature of Agreement. Each of WPCS and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The WPCS Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of WPCS and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of WPCS Common Stock to the stockholders of the Company pursuant to the terms of this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of WPCS vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of WPCS Common Stock to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by WPCS and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of WPCS and Merger Sub, enforceable against each of WPCS and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4           Vote Required. The affirmative vote of (i) the holders of a majority of the shares of WPCS Common Stock having voting power representing a majority of the outstanding WPCS Common Stock is the only vote of the holders of any class or series of WPCS capital stock necessary to approve the WPCS Charter Amendments (the “Required WPCS Charter Stockholder Vote”) and (ii) the holders of a majority of the votes properly cast at the WPCS Stockholders’ Meeting is the only vote of the holders of any class or series of WPCS capital stock necessary to approve the Merger (the “Required WPCS Merger Stockholder Vote” and, collectively with the Required WPCS Charter Stockholder Vote, the “Required WPCS Stockholder Vote”).

3.5           Non-Contravention; Consents. Subject to obtaining the Required WPCS Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by WPCS or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of WPCS or Merger Sub;

(b)          contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which WPCS or any of the assets owned or used by WPCS, is subject;

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(c)          contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by WPCS or that otherwise relates to the business of WPCS, or any of the assets owned, leased or used by WPCS;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any WPCS Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any WPCS Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such WPCS Material Contract; (iii) accelerate the maturity or performance of any WPCS Material Contract; or (iv) cancel, terminate or modify any term of any WPCS Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by WPCS (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 3.5 of the WPCS Disclosure Schedule under any WPCS Contract, (ii) the Required WPCS Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, WPCS was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions. The WPCS Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the WPCS Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the WPCS Stockholder Support Agreements or any of the Contemplated Transactions.

3.6           Capitalization, Etc.

(a)          The capitalization of WPCS is as set forth in Section 3.6(a) of the WPCS Disclosure Schedules. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the WPCS Stock Plans, the issuance of shares of Common Stock to employees pursuant to the WPCS Stock Plans and pursuant to the conversion and/or exercise of Common Stock equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.

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(b)          All of the outstanding shares of WPCS Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of WPCS Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of WPCS Common Stock is subject to any right of first refusal in favor of WPCS. Except as contemplated herein, there is no WPCS Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of WPCS Common Stock. WPCS is not under any obligation, nor is WPCS bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of WPCS Common Stock or other securities. Section 3.6(b) of the WPCS Disclosure Schedule accurately and completely describes all repurchase rights held by WPCS with respect to shares of WPCS Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)          Except for the WPCS 2002 Employee Stock Option Plan, the WPCS 2006 Incentive Stock Plan, the WPCS 2007 Incentive Stock Plan, the WPCS 2014 Equity Incentive Plan and the WPCS International Incorporated Amended and Restated 2014 Equity Incentive Plan (collectively, the “WPCS Stock Plans”), and except as set forth on Section 3.6(c) of the WPCS Disclosure Schedule, WPCS does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, WPCS has reserved 3,659,091 shares of WPCS Common Stock for issuance under the WPCS Stock Plans, of which 3,253,072 shares underlie currently outstanding WPCS Options and 406,019 shares remain available for future option issuance pursuant to the WPCS Stock Plans. Section 3.6(c) of the WPCS Disclosure Schedule sets forth the following information with respect to each WPCS Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of WPCS Common Stock subject to such WPCS Option at the time of grant; (iii) the number of shares of WPCS Common Stock subject to such WPCS Option as of the date of this Agreement; (iv) the exercise price of such WPCS Option; (v) the date on which such WPCS Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement; (vii) the date on which such WPCS Option expires; and (viii) whether such WPCS Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. WPCS has made available to the Company accurate and complete copies of equity incentive plans pursuant to which WPCS has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the WPCS Stock Plans and any amendments thereto.

(d)          Except for the outstanding WPCS Options and WPCS Warrants or as set forth on Section 3.6(d) of the WPCS Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of WPCS; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of WPCS; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which WPCS is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of WPCS. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to WPCS.

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(e)          All outstanding shares of WPCS Common Stock, WPCS Options, WPCS Warrants, and other securities of WPCS have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

3.7           SEC Filings; Financial Statements.

(a)          WPCS has delivered to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by WPCS with the SEC since January 1, 2015 (the “WPCS SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Section 3.7(a) of the WPCS Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by WPCS or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the WPCS SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the WPCS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the WPCS SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          The financial statements (including any related notes) contained or incorporated by reference in the WPCS SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of WPCS as of the respective dates thereof and the results of operations and cash flows of WPCS for the periods covered thereby. Other than as expressly disclosed in the WPCS SEC Documents filed prior to the date hereof, there has been no material change in WPCS’s accounting methods or principles that would be required to be disclosed in WPCS’s financial statements in accordance with GAAP. The books of account and other financial records of WPCS and each of its Subsidiaries are true and complete in all material respects.

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(c)          WPCS’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of WPCS, “independent” with respect to WPCS within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of WPCS, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)          Since January 1, 2015, WPCS has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the WPCS Common Stock on the NASDAQ Capital Market. WPCS has not disclosed any unresolved comments in the WPCS SEC Documents.

(e)          Since January 1, 2015, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of WPCS, the WPCS Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)          WPCS is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NASDAQ Capital Market.

(g)          WPCS maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that WPCS maintains records that in reasonable detail accurately and fairly reflect WPCS’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the WPCS Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of WPCS’s assets that could have a material effect on WPCS’s financial statements. WPCS has evaluated the effectiveness of WPCS’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable WPCS SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. WPCS has disclosed to WPCS’s auditors and the Audit Committee of the WPCS Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect WPCS’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in WPCS’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the WPCS SEC Documents filed prior to the date hereof, WPCS has not identified any material weaknesses in the design or operation of WPCS’s internal control over financial reporting. Since January 1, 2014, there have been no material changes in WPCS’s internal control over financial reporting.

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(h)          WPCS’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by WPCS in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to WPCS’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8           Absence of Changes. Except as set forth on Section 3.8 of the WPCS Disclosure Schedule, since April 30, 2017, WPCS has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) WPCS Material Adverse Effect or (b) any action, event or occurrence that would have required consent of WPCS pursuant to Section 4.1(a) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9           Absence of Undisclosed Liabilities. As of the date hereof, WPCS does not have any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the WPCS Audited Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by WPCS since the date of the WPCS Audited Balance Sheet in the Ordinary Course of Business and which are not in excess of $50,000, in the aggregate; (c) Liabilities for performance of obligations of WPCS under WPCS Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Section 3.9 of the WPCS Disclosure Schedule.

3.10         Title to Assets. WPCS owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the WPCS Audited Balance Sheet; and (b) all other assets reflected in the books and records of WPCS as being owned by WPCS. Except as set forth on Section 3.10 of the WPCS Disclosure Schedule, all of such assets are owned or, in the case of leased assets, leased by WPCS free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11         Real Property; Leasehold. WPCS does not own and has never owned any real property. WPCS has made available to the Company (a) an accurate and complete list of all real properties with respect to which WPCS directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by WPCS, and (b) copies of all leases under which any such real property is possessed (the “WPCS Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

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3.12         Intellectual Property.

(a)          To the Knowledge of WPCS, WPCS owns, or has the right to use, as currently being used by WPCS, all WPCS IP Rights, and with respect to WPCS IP Rights that are owned by WPCS, has the right to bring actions for the infringement of such WPCS IP Rights, in each case except for any failure to own or have the right to use or bring actions that would not have a WPCS Material Adverse Effect.

(b)          Section 3.12(b) of the WPCS Disclosure Schedule is an accurate, true and complete listing of all WPCS Registered IP.

(c)          Section 3.12(c) of the WPCS Disclosure Schedule accurately identifies (i) all WPCS Contracts pursuant to which WPCS IP Rights are licensed to WPCS (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of WPCS products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) (1) agreements between WPCS or any of its Subsidiaries and their respective employees and consultants and/or (2) non-disclosure or other template agreements entered into in the Ordinary Course of Business and/or (3) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to WPCS are exclusive or non-exclusive.

(d)          Section 3.12(d) of the WPCS Disclosure Schedule accurately identifies each WPCS Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any WPCS IP Rights (other than (i) any confidential information provided under confidentiality agreements; (ii) any non-disclosure or other template agreements entered into in the Ordinary Course of Business and (iii) any WPCS IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for WPCS’s benefit).

(e)          WPCS owns all right, title, and interest to and in the WPCS Registered IP listed on (or required to be listed on) Section 3.12(e) of the WPCS Disclosure Schedule free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)          All documents and instruments necessary to register or apply for or renew registration of all WPCS Registered IP that is solely owned by WPCS has been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute a WPCS Material Adverse Effect.

(ii)         Each Person who is or was an employee or contractor of WPCS and who is or was involved in the creation or development of any WPCS IP Rights has signed a written agreement containing an assignment of such Intellectual Property to WPCS and confidentiality provisions protecting trade secrets and confidential information of WPCS.

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(iii)        No current or former stockholder, officer, director, employee or contractor of WPCS has any claim, right (whether or not currently exercisable), or interest to or in any WPCS IP Rights. No employee or contractor of WPCS is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for WPCS or (b) in breach of any Contract with any current or former employer or other Person concerning WPCS IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising WPCS IP Rights.

(iv)        No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any WPCS IP Rights in which WPCS has an ownership interest.

(v)         WPCS has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that WPCS holds, or purports to hold, as a trade secret.

(vi)        WPCS has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any WPCS IP Rights to any other Person.

(vii)       The WPCS IP Rights constitute all Intellectual Property necessary for WPCS to conduct its business as currently conducted or planned to be conducted

(f)          WPCS has delivered, or made available to the Company, a complete and accurate copy of all material WPCS IP Rights Agreements. WPCS is not a party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any WPCS IP Rights or impair the right of WPCS or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any WPCS IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a WPCS Material Adverse Effect. With respect to each of the WPCS IP Rights Agreements: (i) each such agreement is valid and binding on WPCS and in full force and effect; (ii) WPCS has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither WPCS, and to the Knowledge of WPCS, nor any other party to any such agreement, is in breach or default thereof in any material respect.

(g)          The manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by WPCS, (i) to the Knowledge of WPCS, does not infringe or misappropriate any valid Intellectual Property right of any other party, which violation, infringement or misappropriation would have a WPCS Material Adverse Effect and (ii) does not violate or constitute a breach of any license or agreement between WPCS and any third party. To the Knowledge of WPCS, no third party is infringing upon any WPCS IP Rights, or violating any license or agreement with WPCS relating to any WPCS IP Rights.

(h)          There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any WPCS IP Rights, nor has WPCS received any written notice asserting that any WPCS IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

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(i)          Each item of WPCS IP Rights that is WPCS Registered IP that is solely owned by WPCS is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of WPCS Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a WPCS Material Adverse Effect.

(j)          No trademark (whether registered or unregistered) or trade name owned, used, or applied for by WPCS conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a WPCS Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which WPCS has or purports to have an ownership interest has been impaired as determined by WPCS in accordance with GAAP.

(k)          Except as may be set forth in the Contracts listed on Section 3.12(c) or 3.12(d) of the WPCS Disclosure Schedule (i) WPCS is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) WPCS has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

3.13         Agreements, Contracts and Commitments. Section 3.13 of the WPCS Disclosure Schedule identifies the following WPCS Contracts, each effective as of the date of this Agreement (each, a “WPCS Material Contract” and collectively, the “WPCS Material Contracts”):

(i)          each WPCS Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)         each WPCS Contract requiring payments by WPCS after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services;

(iii)        each WPCS Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

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(iv)        each WPCS Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)         each WPCS Contract containing (A) any covenant limiting the freedom of WPCS or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)        each WPCS Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(vii)       each WPCS Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)      each WPCS Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of WPCS or any loans or debt obligations with officers or directors of WPCS;

(ix)         each WPCS Contract requiring payment by or to WPCS after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products by WPCS or any of its subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which WPCS has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which WPCS has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by WPCS; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of WPCS or any Contract to sell, distribute or commercialize any products or service of WPCS, in each case, except for WPCS Contracts entered into in the Ordinary Course of Business;

(x)          each WPCS Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to WPCS in connection with the Contemplated Transactions;

(xi)         each WPCS Real Estate Lease; or

(xii)        any other WPCS Contract that is not terminable at will (with no penalty or payment) by WPCS and (A) which involves payment or receipt by WPCS after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (B) that is material to the business or operations of WPCS, taken as a whole.

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WPCS has delivered or made available to the Company accurate and complete copies of all WPCS Material Contracts. WPCS has not nor, to WPCS’s Knowledge as of the date of this Agreement, has any other party to a WPCS Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any WPCS Material Contract in such manner as would permit any other party to cancel or terminate any such WPCS Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a WPCS Material Adverse Effect. As to WPCS, as of the date of this Agreement, each WPCS Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any WPCS Material Contract to change, any material amount paid or payable to WPCS under any WPCS Material Contract or any other material term or provision of any WPCS Material Contract.

3.14         Compliance; Permits.

(a)          WPCS is, and since January 1, 2014, has been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of WPCS, threatened against WPCS. There is no agreement, judgment, injunction, order or decree binding upon WPCS which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of WPCS, any acquisition of material property by WPCS or the conduct of business by WPCS as currently conducted, (ii) is reasonably likely to have an adverse effect on WPCS’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)          Each of WPCS and Merger Sub holds all required Governmental Authorizations that are material to the operation of the business of WPCS and Merger Sub as currently conducted (collectively, the “WPCS Permits”). Section 3.14(b) of the WPCS Disclosure Schedule identifies each WPCS Permit. Each of WPCS and Merger Sub is in material compliance with the terms of the WPCS Permits. No Legal Proceeding is pending or, to the Knowledge of WPCS, threatened, which seeks to revoke, limit, suspend, or materially modify any WPCS Permit. The rights and benefits of each WPCS Permit will be available to WPCS and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by WPCS and Merger Sub as of the date of this Agreement and immediately prior to the Effective Time.

3.15         Legal Proceedings; Orders.

(a)          Except as set forth in Section 3.15 of the WPCS Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of WPCS, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves WPCS or any WPCS Associate (in his or her capacity as such) or any of the material assets owned or used by WPCS; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)          There is no order, writ, injunction, judgment or decree to which WPCS, or any of the material assets owned or used by WPCS is subject. To the Knowledge of WPCS, no officer or other Key Employee of WPCS is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of WPCS or to any material assets owned or used by WPCS.

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3.16         Tax Matters.

(a)          Each of WPCS and Merger Sub has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by an authority in a jurisdiction where WPCS does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)         All Taxes due and owing by WPCS on or before the date hereof (whether or not shown on any Tax Return) have been paid. Since the date of the WPCS Audited Balance Sheet, WPCS has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)          Each of WPCS and Merger Sub has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)         There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of WPCS.

(e)         No deficiencies for Taxes with respect to WPCS have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of WPCS. WPCS (nor Merger Sub or any of their predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)          WPCS has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)         WPCS is a not party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(h)         WPCS has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is WPCS). WPCS does not have any Liability for the Taxes of any Person (other than WPCS and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

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(i)          WPCS has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in Section by Section 355 of the Code or Section 361 of the Code in the last two years.

(j)          WPCS has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b).

(k)          WPCS is not aware of any facts that would prevent the Merger from qualifying as a Reorganization under Section 368(a) of the Code.

3.17         Employee and Labor Matters; Benefit Plans.

(a)          The employment of each of WPCS’s and any of its Subsidiaries’ employees is terminable by WPCS or the applicable Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). WPCS has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of WPCS Associates to the extent currently effective and material.

(b)          To the Knowledge of WPCS, no officer or Key Employee of WPCS or any of its Subsidiaries presently intends to terminate his or her employment with WPCS or the applicable Subsidiary, nor has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c)          Except as set forth in Section 3.17(c) of the WPCS Disclosure Schedule, neither WPCS nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of WPCS, purporting to represent or seeking to represent any employees of WPCS or its Subsidiaries.

(d)          Section 3.17(d) of the WPCS Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all employment, consulting, bonus, change of control, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of WPCS or any of its Subsidiaries (or any trade or business (whether or not incorporated) which is a WPCS Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, WPCS, any of its Subsidiaries, or any WPCS Affiliate, or under which WPCS or any of its Subsidiaries or any WPCS Affiliate has incurred or may incur any liability (each, an “WPCS Employee Plan”).

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(e)          With respect to each WPCS Employee Plan, WPCS has made available to the Company a true and complete copy of, to the extent applicable, (i) such WPCS Employee Plan, (ii) the three most recent annual report (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such WPCS Employee Plan, (iv) the most recent summary plan description for each WPCS Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of WPCS, and (v) the most recent IRS determination or opinion letter or analogous ruling under foreign law issued with respect to any WPCS Employee Plan.

(f)          Each WPCS Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of WPCS, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such WPCS Employee Plan or the exempt status of any related trust.

(g)          Each WPCS Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.

(h)          Neither WPCS nor any of its Subsidiaries has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither WPCS nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any WPCS Employee Plan subject to ERISA and neither WPCS nor any of its Subsidiaries has been assessed any civil penalty under Section 502(l) of ERISA.

(i)          Except as set forth in Section 3.17(i) of the WPCS Disclosure Schedule, no WPCS Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither WPCS nor any of its ERISA Affiliates has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. Except as set forth in Section 3.17(i) of the WPCS Disclosure Schedule, no WPCS Employee Plan is a Multiemployer Plan, and neither WPCS nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. During the past six years, neither WPCS nor any of its ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company nor any of its ERISA Affiliates. Neither WPCS nor any of its ERISA Affiliates has received a notice within the past six years that a Multiemployer Plan to which WPCS or any of its ERISA Affiliates currently contributes or has contributed within the past six years is in critical status, critical and declining status or endangered status. No WPCS Employee Plan is a Multiple Employer Plan. No WPCS Employee Plan is a Multiple Employer Welfare Arrangement. Neither WPCS nor any of its ERISA Affiliates sponsors or maintains any self-funded welfare employee benefit plan.

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(j)          Except as set forth in Section 3.17(j) of the WPCS Disclosure Schedule, no WPCS Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a WPCS Employee Plan qualified under Section 401(a) of the Code. No WPCS Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(k)          With respect to WPCS Options granted pursuant to the WPCS Stock Plans, each WPCS Option grant was made in accordance with the terms of the WPCS Stock Plan pursuant to which it was granted and, all other applicable Law and regulatory rules or requirements.

(l)          To the Knowledge of WPCS, no WPCS Options or other equity-based awards issued or granted by WPCS are subject to the requirements of Section 409A of the Code. To the Knowledge of WPCS, each 409A Plan under which WPCS makes, is obligated to make or promises to make, payments complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is or, to the Knowledge of WPCS will be, subject to the penalties of Section 409A(a)(1) of the Code.

(m)          WPCS and each of its Subsidiaries is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(n)          WPCS and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of WPCS and its Subsidiaries: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). To the Knowledge of WPCS, there are no pending or threatened or reasonably anticipated claims or actions against WPCS, any of its Subsidiaries, any WPCS trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither WPCS nor any Subsidiary is a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.

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(o)          Section 3.17(o) of the WPCS Disclosure Schedule lists all liabilities of WPCS or any of its Subsidiaries to any employee that result from the termination by WPCS or any of its Subsidiaries of such employee’s employment or provision of services, a change of control of WPCS, or a combination thereof. Neither WPCS nor any of its Subsidiaries has any liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Neither WPCS nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of WPCS or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(p)           There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting WPCS or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q)          Neither WPCS nor any of its Subsidiaries is, nor has WPCS or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of WPCS, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any WPCS Associate, including charges of unfair labor practices or discrimination complaints. There are no actions, suits, claims or administrative matters pending or, to the Knowledge of WPCS, threatened or reasonably anticipated against WPCS or any of its Subsidiaries relating to any employee, employment agreement or WPCS Employee Plan (other than routine claims for benefits).

(r)          There is no contract, agreement, plan or arrangement to which WPCS or any WPCS Affiliate is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code.

(s)          WPCS is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

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3.18         Environmental Matters. Since January 1, 2014, WPCS has complied with all applicable Environmental Laws, which compliance includes the possession by WPCS of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a WPCS Material Adverse Effect. WPCS has not received since January 1, 2014, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that WPCS is not in compliance with any Environmental Law, and, to the Knowledge of WPCS, there are no circumstances that may prevent or interfere with WPCS’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a WPCS Material Adverse Effect. To the Knowledge of WPCS: (i) no current or prior owner of any property leased or controlled by WPCS has received since January 1, 2014, any written notice or other communication relating to property owned or leased at any time by WPCS, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or WPCS is not in compliance with or violated any Environmental Law relating to such property and (ii) WPCS has no material liability under any Environmental Law.

3.19         Insurance. WPCS has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of WPCS and Merger Sub. Each of such insurance policies is in full force and effect and WPCS and Merger Sub are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, WPCS has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of WPCS and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against WPCS for which WPCS has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed WPCS of its intent to do so.

3.20         Transactions with Affiliates. Except as set forth in the WPCS SEC Documents filed prior to the date of this Agreement, since April 30, 2017, no event has occurred that would be required to be reported by WPCS pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.20 of the WPCS Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of WPCS as of the date of this Agreement.

3.21         No Financial Advisors. Except as set forth on Section 3.21 of the WPCS Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of WPCS.

3.22         Valid Issuance. The WPCS Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.23         Inapplicability of Anti-takeover Statutes. The Boards of Directors of WPCS and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the WPCS Stockholder Support Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the WPCS Stockholder Support Agreements or any of the other Contemplated Transactions.

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3.24         Disclosure. The information supplied by WPCS for inclusion or incorporation by reference in the Proxy Statement (including any of the WPCS financial statements) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

3.25         Compliance with Anti-Corruption Laws; Sanctions.

(a)          WPCS, its Subsidiaries and, to their Knowledge, their respective Representatives acting in their authorized capacities as Representatives of WPCS or its Subsidiaries are in material compliance with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”), U.S. Travel Act, U.K. Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all applicable anti-bribery, anti-corruption and anti-money laundering Laws (collectively hereinafter the “Anti-Corruption Laws”) and have not:

(i)          paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any domestic, local, national, provincial, municipal or other government official, “foreign official”, as defined by the FCPA including any political party or official thereof, any candidate for political office, any employee, official, or agent of a public international organization, or any other Person for the purpose of corruptly influencing any act or decision of such Person to obtain or retain business, direct business to any Person, or to secure any other benefit or advantage in each case in violation of the Anti-Corruption Laws;

(ii)         made, attempted or conspired to pay any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person; or

(iii)        received any written notice of any claims, charges, proceedings, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court, governmental or private actions with respect to any alleged violation of the Anti-Corruption Laws.

3.26         Office of Foreign Assets Control. Neither WPCS nor any Subsidiary nor, to WPCS’ knowledge, any director, officer, agent, employee or Affiliate of WPCS or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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3.27         Money Laundering. The operations of WPCS and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Money Laundering Laws, and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving WPCS or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of WPCS or any Subsidiary, threatened.

3.28         No Other Representations or Warranties. WPCS hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other Person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to WPCS, Merger Sub or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Section 2 (in each case as qualified and limited by the Company Disclosure Schedule)) none of WPCS, Merger Sub or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4            Certain Covenants of the Parties

4.1           Operation of WPCS’s Business.

(a)          Except as set forth on Section 4.1(a) of the WPCS Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”): WPCS shall (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Law and the requirements of all Contracts that constitute WPCS Material Contracts.

(b)          Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the WPCS Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, WPCS shall not:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of WPCS Common Stock from terminated employees, directors or consultants of WPCS);

(ii)         sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for (x) shares of WPCS Common Stock issued upon the valid exercise or conversion, in accordance with the terms thereof, of outstanding WPCS Options, WPCS Warrants, and shares of preferred stock, in each case, outstanding as of the date hereof, into shares of WPCS Common Stock and (y) shares of WPCS Common Stock issued in connection with any Additional Financing); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

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(iii)        except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)        form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)         (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) make any capital expenditure or commitment or (E) forgive any loans to any Persons, including WPCS’s employees, officers, directors or Affiliates;

(vi)        other than in the Ordinary Course of Business: (A) adopt, establish or enter into any WPCS Employee Plan; (B) cause or permit any WPCS Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code; (C) other than in the Ordinary Course of Business, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants; or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)       except as required to consummate the Additional WPCS Financing, enter into any material transaction outside the Ordinary Course of Business;

(viii)      acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)         sell, assign, transfer, license, sublicense or otherwise dispose of any material WPCS IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x)          make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any accounting method in respect of Taxes;

(xi)         take any action, other than as required by Law or GAAP, to change accounting policies or procedures;

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(xii)        pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business and consistent with past practice of liabilities reflected or reserved against in the WPCS financial statements, or incurred in the Ordinary Course of Business and consistent with past practice;

(xiii)       enter into, amend or terminate any WPCS Material Contract;

(xiv)      (A) materially change pricing or royalties or other payments set or charged by WPCS to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to WPCS;

(xv)       after the Net Cash Calculation is finalized pursuant to Section 1.6, incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business so as to cause the final Net Cash Calculation to differ materiality from actual Net Cash as of the Closing; or

(xvi)      initiate or settle any Legal Proceeding or other claim or dispute involving or against WPCS or any Subsidiary of WPCS.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of WPCS prior to the Effective Time. Prior to the Effective Time, WPCS shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2           Operation of the Company’s Business.

(a)          Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless WPCS shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: each of the Company and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b)          Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of WPCS (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii)         except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

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(iii)        sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries except for shares of Company Common Stock issued in connection with the Company Closing Financing and/or any Additional Financing; (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv)        form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)         (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) other than in the Ordinary Course of Business, make any capital expenditure or commitment;

(vi)        other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Company Employee Plan; (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code; or (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(vii)       enter into any material transaction outside the Ordinary Course of Business;

(viii)      acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)         sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x)          make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any accounting method in respect of Taxes;

(xi)         other than in connection with the Company Closing Financing or any Additional Financing, enter into, amend or terminate any Company Material Contract;

(xii)        (A) materially change pricing or royalties or other payments set or charged by the Company or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

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(xiii)       initiate or settle any Legal Proceeding or other claim or dispute involving or against the Company or any Subsidiary of the Company; or

(xiv)      agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give WPCS, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3           Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, WPCS, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either WPCS or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information.

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4.4           No Solicitation.

(a)          Each of WPCS and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to the receipt of the Required WPCS Stockholder Vote, WPCS may furnish non-public information regarding WPCS and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal from such Person which the WPCS Board determines in good faith, after consultation with WPCS’ financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither WPCS nor any of its Representative shall have breached this Section 4.4, (B) the WPCS Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the WPCS Board under applicable Law; (C) at least five Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, WPCS gives the Company written notice of the identity of such Person and of WPCS’ intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) WPCS receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire and “standstill” provisions) at least as favorable to WPCS as those contained in the Confidentiality Agreement; and (E) at least five Business Days prior to furnishing any such nonpublic information to such Person, WPCS furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by WPCS to the Company). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement.

(b)          If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. This Section 4.4(b) shall not be deemed to modify or mitigate any Party’s obligations under Section 4.4(a).

(c)          Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

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4.5           Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and WPCS, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No notification given to a Party pursuant to this Section 4.5 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement or the Company Disclosure Schedule or the WPCS Disclosure Schedule, as appropriate, for purposes of Section 8.1 or Section 7.1, as appropriate.

Section 5            Additional Agreements of the Parties

5.1           Registration Statement; Proxy Statement.

(a)          As promptly as practicable after the date of this Agreement, and in any event no later than 35 days following the date of this Agreement, the Parties shall prepare, and WPCS shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus. WPCS covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information furnished in writing by the Company regarding the Company and/or its Subsidiaries to WPCS for inclusion in the Proxy Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, WPCS makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or its Subsidiaries or any of their Representatives for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to WPCS’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If WPCS, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the WPCS stockholders. WPCS shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement (and any amendment thereof or supplement thereof) prior to filing the same with the SEC.

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(b)          Prior to the Effective Time, WPCS shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the WPCS Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the applicable record date for determining the holders of Company Capital Stock entitled to notice of and to vote pursuant to the Company Stockholder Written Consent; provided, however, that WPCS shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(c)          The Company shall reasonably cooperate with WPCS and provide, and require its Representatives to provide, WPCS and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by law to be included in the Registration Statement or reasonably requested by WPCS to be included in the Registration Statement.

5.2           Company Stockholder Written Consent.

(a)          Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than two Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b)          Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(b) shall be subject to WPCS’s advance review and reasonable approval.

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(c)          The Company agrees that: (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to WPCS, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to WPCS or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

5.3           WPCS Stockholders’ Meeting.

(a)          WPCS shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of WPCS Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of WPCS Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and, if deemed necessary by the Parties, an amendment to WPCS’s certificate of incorporation to effect the WPCS Reverse Stock Split (collectively, the “WPCS Stockholder Matters” and such meeting, the “WPCS Stockholders’ Meeting”). The WPCS Stockholders’ Meeting shall be noticed as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event held on a date no later than seventy-five (75) days after the effective date of the Registration Statement. WPCS shall take reasonable measures to ensure that all proxies solicited in connection with the WPCS Stockholders’ Meeting are solicited in compliance with all applicable Law.

(b)          WPCS agrees that, subject to Section 5.3(c): (i) the WPCS Board shall recommend that the holders of WPCS Common Stock vote to approve the WPCS Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the WPCS Board recommends that WPCS’s stockholders vote to approve the WPCS Stockholder Matters (the recommendation of the WPCS Board being referred to as the “WPCS Board Recommendation”); and (iii) the WPCS Board Recommendation shall not be withheld, amended, withdrawn or modified (and the WPCS Board shall not publicly propose to withhold, amend, withdraw or modify the WPCS Board Recommendation) in a manner adverse to the Company, and no resolution by the WPCS Board or any committee thereof to withdraw or modify the WPCS Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “WPCS Board Adverse Recommendation Change”).

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(c)          Notwithstanding anything to the contrary contained in Section 5.3(b), and subject to compliance with Section 4.4 and Section 5.3, if at any time prior to approval of the WPCS Stockholder Matters by the Required WPCS Stockholder Vote, WPCS receives a bona fide written Superior Offer, the WPCS Board may make a WPCS Board Adverse Recommendation Change if, but only if, (i) the WPCS Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a WPCS Board Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) WPCS has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after the Company shall have delivered to WPCS a written offer to alter the terms or conditions of this Agreement during the Notice Period, the WPCS Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the WPCS Board Recommendation would result in a breach of its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from WPCS confirming that the WPCS Board has determined to change its recommendation at least four Business Days in advance of the WPCS Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such WPCS Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer; (y) during any Notice Period, the Company shall be entitled to deliver to WPCS one or more counterproposals to such Acquisition Proposal and WPCS will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (z) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that WPCS’s stockholders would receive as a result of such potential Superior Offer), WPCS shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.3(c) and the WPCS Board shall not make a WPCS Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions.

(d)          WPCS obligation to call, give notice of and hold the WPCS Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the WPCS Board Recommendation.

(e)          Nothing contained in this Agreement shall prohibit WPCS or the WPCS Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by WPCS or the WPCS Board pursuant to Rules 14d-9 and 14e-2(a) of the Exchange Act shall be limited to a statement that WPCS is unable to take a position with respect to the bidder’s tender offer unless the WPCS Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law. WPCS shall not withdraw or modify in a manner adverse to the Company the WPCS Board Recommendation unless specifically permitted pursuant to the terms of Section 5.3(c).

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5.4           Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

5.5           Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase WPCS Common Stock and WPCS shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under Company Warrants assumed by WPCS shall thereupon be converted into rights with respect to WPCS Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by WPCS may be exercised solely for shares of WPCS Common Stock; (ii) the number of shares of WPCS Common Stock subject to each Company Warrant assumed by WPCS shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon exercise of the Company Warrant that were subject to such Company Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of WPCS Common Stock; (iii) the per share exercise price for the WPCS Common Stock issuable upon exercise of each Company Warrant assumed by WPCS shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by WPCS shall continue in full force and effect and the terms and other provisions of such Company Warrant shall otherwise remain unchanged.

5.6           WPCS Options and WPCS Warrants. At the Effective Time, each WPCS Option and each WPCS Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall survive the Closing and remain outstanding in accordance with its terms.

5.7           Employee Benefits. WPCS and the Company shall cause WPCS to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 3.17(d) of the WPCS Disclosure Schedule, subject to the provisions of such agreements.

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5.8           Indemnification of Officers and Directors.

(a)          For not less than six (6) years from and after the Effective Time, each of WPCS and the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of WPCS or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of WPCS or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of WPCS and the Surviving Corporation, jointly and severally, upon receipt by WPCS or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, however, that any such Person to whom expenses are advanced provides an undertaking to WPCS, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)          The provisions of the certificate of incorporation and bylaws of WPCS with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of WPCS that are presently set forth in the certificate of incorporation and bylaws of WPCS shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of WPCS, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and WPCS shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of WPCS.

(c)          From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) WPCS shall fulfill and honor in all respects the obligations of WPCS to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under WPCS’s Organizational Documents and pursuant to any indemnification agreements between WPCS and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)          From and after the Effective Time, WPCS shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to WPCS. In addition, WPCS shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of WPCS’s existing directors’ and officers’ insurance policies and WPCS’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under WPCS’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of WPCS by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with WPCS’s initial public offering of shares of WPCS Common Stock).

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(e)          From and after the Effective Time, WPCS shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the Persons referred to in this Section 5.8 in connection with their enforcement of the rights provided to such Persons in this Section 5.8.

(f)          The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of WPCS and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)          In the event WPCS or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of WPCS or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.8. WPCS shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.8.

5.9           Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.10         Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and WPCS may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or WPCS in compliance with this Section 5.10.

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5.11         Listing. WPCS shall use its commercially reasonable efforts: (a) to maintain its existing listing on the NASDAQ Capital Market until the Closing Date and to obtain approval of the listing of the combined company on the NASDAQ Capital Market; (b) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit to NASDAQ a notification form for the listing of the shares of WPCS Common Stock to be issued in connection with the Contemplated Transactions and (ii) to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the WPCS Common Stock on NASDAQ (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time. The Company will cooperate with WPCS as reasonably requested by WPCS with respect to the NASDAQ Listing Application and promptly furnish to WPCS all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11.

5.12         Tax Matters. None of the Parties to this Agreement nor any of their Affiliates have taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement and their respective affiliated are not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. None of the Parties to this Agreement nor any of their Affiliates shall take or fail to take any action (prior to or following the Closing) which action or failure to act would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by applicable Law.

5.13         Legends. WPCS shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of WPCS Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of WPCS for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for WPCS Common Stock.

5.14         Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 5.14 are elected or appointed, as applicable, to the positions of directors of WPCS and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time.

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5.15         [Reserved].

5.16         Corporate Identity. WPCS shall submit to its stockholders at the WPCS Stockholders’ Meeting a proposal to approve and adopt an amendment to WPCS’s certificate of incorporation to change the name of WPCS to “DropCar, Inc.”, contingent upon the Effective Time.

5.17         Section 16 Matters. Prior to the Effective Time, WPCS shall take all such steps as may be required to cause any acquisitions of WPCS Common Stock and any options to purchase WPCS Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to WPCS, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.18         Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.19         Allocation Certificate; Issuance of Additional Equity.

(a)          The Company will prepare and deliver to WPCS at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to WPCS setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock or Company Warrants, (b) such holder’s name, address and taxpayer identification numbers, (c) the number and type of Company Capital Stock and/or Company Warrants held by each such holder; and (d) (i) in the case of each holder of shares of Company Capital Stock, the number of shares of WPCS Common Stock to be issued to such holder in exchange for the shares of Company Capital Stock held by such holder and (ii) in the case of each holder of Company Warrants, the number of WPCS Warrants to be issued to such holder in exchange for the Company Warrants held by such holder, the exercise price per share issuable upon exercise of such WPCS Warrants and the expiration date of such WPCS Warrants all in accordance with the terms of this Agreement (the “Allocation Certificate”).

(b)          At Closing, WPCS shall issue shares of WPCS Common Stock to the Persons specified on the Allocation Certificate, including, for the avoidance of doubt, to the Persons identified on the Allocation Certificate as the recipients of the Palladium Allocation Percentage and the Advisory/Commitment Allocation Percentage, respectively.

5.20         Company Financial Statements. Within thirty (30) days of the date of this Agreement, the Company will furnish to WPCS the Company’s unaudited financial statements as of and for the three and six month periods ended June 30, 2017 and 2016 which will (A) be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except in each case as described in the notes thereto) and (B) fairly present, in all material respects, the financial position and operating results of the Company and its Subsidiaries as of the dates and for the periods indicated therein, which financial statements will be suitable for inclusion in the Proxy Statement and the Registration Statement.

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5.21         WPCS Reverse Stock Split. If deemed necessary by the Parties, WPCS shall submit to WPCS’s stockholders at the WPCS Stockholders’ Meeting an amendment to WPCS’s certificate of incorporation to authorize the WPCS Board to effect a reverse stock split of all outstanding shares of WPCS Common Stock at a reverse stock split ratio mutually agreed to by the Company and WPCS (the “WPCS Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the WPCS Reverse Stock Split.

5.22         Company Closing Financing. The Company shall use its commercially reasonable efforts to obtain the Company Closing Financing. WPCS will cooperate with the Company as reasonably requested by the Company with respect to the Company Closing Financing and promptly furnish to the Company all information concerning WPCS and its stockholders that may be required or reasonably requested in connection with this Section 5.22.

5.23         Additional Financing. Subject to the Company’s compliance with Section 5.22, if additional financing is necessary to obtain approval of the listing of WPCS Common Stock on the NASDAQ Capital Market upon the Closing, the Parties shall cooperate and use their respective commercially reasonable efforts to obtain Additional Financing on terms and conditions approved by the Party receiving the proceeds of such Additional Financing.

Section 6            Conditions Precedent to Obligations of Each Party

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1           Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

6.2           No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3           Stockholder Approval. (a) WPCS shall have obtained the Required WPCS Merger Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

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6.4           Listing. The existing shares of WPCS Common Stock shall have been continually listed on the NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date and the approval of the listing of the combined company and the WPCS Common Stock on the NASDAQ Capital Market as of the Effective Date shall have been obtained.

6.5           No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from WPCS, Merger Sub or the Company any damages or other relief that may be material to WPCS or the Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of WPCS; (d) that would materially and adversely affect the right or ability of WPCS or the Company to own the assets or operate the business of WPCS or the Company; or (e) seeking to compel WPCS, the Company or any Subsidiary of the Company to dispose of or hold separate any material assets as a result of the Merger.

6.6           Additional Financing. The Additional Financing, if required by the NASDAQ Capital Market to obtain approval of the listing of WPCS Common Stock, shall have been consummated, and the Company and/or WPCS, as applicable, shall have received the proceeds of the Additional Financing.

Section 7            Additional Conditions Precedent to Obligations of WPCS and Merger Sub

The obligations of WPCS and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by WPCS, at or prior to the Closing, of each of the following conditions:

7.1           Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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7.2           Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3           Closing Certificate. WPCS shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Sections 7.1, 7.2, and 7.5 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.19 is true and accurate in all respects as of the Closing Date.

7.4           FIRPTA Certificate. WPCS shall have received from the Company a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to WPCS.

7.5           No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.6           Other Deliveries. WPCS shall have received such other certificates and instruments (including, without limitation, certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by this Agreement.

7.7           Consents. WPCS shall have received evidence, in form and substance reasonably satisfactory to it, that those Consents set forth on Section 2.5 of the Company Disclosure Schedule have been obtained.

7.8           Company Closing Financing. The Company Closing Financing shall have been consummated and the Company or WPCS, as the case may be, shall have received the proceeds of the Company Closing Financing.

Section 8           Additional Conditions Precedent to Obligation of the Company

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

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8.1           Accuracy of Representations. Each of the WPCS Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The WPCS Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of WPCS and Merger Sub contained in this Agreement (other than the WPCS Fundamental Representations and the WPCS Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a WPCS Material Adverse Effect (without giving effect to any references therein to any WPCS Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the WPCS Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2           Performance of Covenants. WPCS and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3           Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)          a certificate executed by the Chief Executive Officer or Chief Financial Officer of WPCS confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5 have been duly satisfied; and

(b)          written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of WPCS who are not to continue as officers or directors of WPCS pursuant to Section 5.14 hereof.

8.4           Sarbanes-Oxley Act Certifications. Neither the principal executive officer nor the principal financial officer of WPCS shall have failed to provide, with respect to any WPCS SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary Certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

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8.5           No WPCS Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any WPCS Material Adverse Effect.

8.6           Minimum Cash. Net Cash determined in accordance with Section 1.6 shall be greater than or equal to $419,000; provided, however, if the Closing shall not have occurred on or before December 31, 2017, the Net Cash threshold amount shall be reduced by $150,000 for each month, or portion thereof, after December 31, 2017 and through the Closing Date (the “Net Cash Condition”).

8.7           Board of Directors. WPCS shall have caused the WPCS Board to be constituted as set forth in Section 5.14 of this Agreement effective as of the Effective Time.

8.8           Required WPCS Charter Stockholder Vote. WPCS shall have obtained the Required WPCS Charter Stockholder Vote.

8.9           Consents. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that those Consents set forth on Section 3.5 of the WPCS Disclosure Schedule have been obtained.

8.10         Other Deliveries. The Company shall have received such other certificates and instruments (including, without limitation, certificates of good standing of WPCS in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by this Agreement.

Section 9            Termination

9.1           Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the WPCS Stockholder Matters by WPCS’s stockholders, unless otherwise specified below):

(a)          by mutual written consent of WPCS and the Company;

(b)          by either WPCS or the Company if the Contemplated Transactions shall not have been consummated on or before the 180th day following the date of this Agreement (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to WPCS or Merger Sub, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either the Company or WPCS shall be entitled to extend the End Date for an additional 60 days; and provided, further, however the Company shall not be permitted to terminate this Agreement under this Section 9.1(b) during the ten-day period referred to in Section 9.1(j);

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(c)          by either WPCS or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)          by WPCS if the Required Company Stockholder Vote shall not have been obtained within two Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained, WPCS may not terminate this Agreement pursuant to this Section 9.1(d);

(e)          by either WPCS or the Company if (i) the WPCS Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and WPCS’s stockholders shall have taken a final vote on the WPCS Stockholder Matters and (ii) the WPCS Stockholder Matters shall not have been approved at the WPCS Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required WPCS Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to WPCS where the failure to obtain the Required WPCS Stockholder Vote shall have been caused by the action or failure to act of WPCS and such action or failure to act constitutes a material breach by WPCS of this Agreement;

(f)          by the Company (at any time prior to the approval of the WPCS Stockholder Matters by the Required WPCS Stockholder Vote) if a WPCS Triggering Event shall have occurred;

(g)          by WPCS (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h)          by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by WPCS or Merger Sub, or if any representation or warranty of WPCS or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in WPCS’s or Merger Sub’s representations and warranties or breach by WPCS or Merger Sub is curable by WPCS or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to WPCS or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) WPCS or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to WPCS or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by WPCS or Merger Sub is cured prior to such termination becoming effective);

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(i)          by WPCS, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company, or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that WPCS is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from WPCS to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from WPCS to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(j)          by WPCS, at any time, if (i) all conditions in Section 6 and Section 8 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) the condition set forth in Section 7.8, has not been satisfied; provided, that this Agreement shall not terminate pursuant to this Section 9.1(j) unless the condition set forth in Section 7.8. has not been satisfied within ten calendar days after delivery of written notice from WPCS to the Company of its intention to terminate this Agreement pursuant to this Section 9.1(j); or

(k)          by WPCS, at any time prior to the approval of the WPCS Stockholder Matters by the Required WPCS Stockholder Vote and following compliance with all of the requirements set forth in the provisions of this Section 9.1(k), upon the WPCS Board authorizing WPCS to enter into a Permitted Alternative Agreement; provided, however, that WPCS shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from WPCS of WPCS’s intention to enter into such Permitted Alternative Agreement at least four Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) WPCS shall have complied in all material respects with its obligations under Section 4.4 and Section 5.3, (iii) the WPCS Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would be inconsistent with its fiduciary duties under applicable Law and (iv) WPCS shall concurrently pay to the Company the Company Termination Fee in accordance with Section 9.3(e);

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(l)          by the Company if, at the time of Closing, WPCS’s Net Cash does not satisfy the Net Cash Condition.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2           Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3           Expenses; Termination Fees.

(a)          Except as set forth in this Section 9.3 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that WPCS and the Company shall share equally all fees and expenses incurred (up to a maximum of $125,000 payable by the Company) in relation to the printing and filing with the SEC of the Registration Statement and Proxy Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b)          If (i) (A) this Agreement is terminated by WPCS or the Company pursuant to Section 9.1(e), or (B) this Agreement is terminated by the Company pursuant Section 9.1(h), (ii) at any time after the date of this Agreement and prior to the WPCS Stockholders’ Meeting an Acquisition Proposal with respect to WPCS shall have been publicly announced, disclosed or otherwise communicated to the WPCS Board (and shall not have been withdrawn) and (iii) within 12 months after the date of such termination, WPCS enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then WPCS shall pay to the Company, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $250,000 (the “Company Termination Fee”), less any amount previously paid to the Company pursuant to Section 9.3(g), plus any amount payable to the Company pursuant to Section 9.3(i).

(c)          If this Agreement is terminated by WPCS pursuant to Section 9.1(d) or Section 9.1(g), then the Company shall pay to WPCS, concurrent with such termination, a nonrefundable fee in an amount equal to $250,000 (the “WPCS Termination Fee”), less any amount previously paid to WPCS pursuant to Section 9.3(h), plus any amount payable to WPCS pursuant to Section 9.3(i).

(d)          [Reserved].

(e)          If (i) this Agreement is terminated by WPCS pursuant to Section 9.1(k) or (ii) this Agreement is terminated by the Company pursuant to Section 9.1(f), then WPCS shall pay to the Company, concurrent with such termination, the Company Termination Fee, in addition to any amount payable to the Company pursuant to Section 9.3(g).

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(f)          If this Agreement is terminated by WPCS pursuant to Section 9.1(j), then the Company shall pay to WPCS, concurrent with such termination, the WPCS Termination Fee, less any amount previously paid to WPCS pursuant to Section 9.3(h), plus any amount payable to WPCS pursuant to Section 9.3(i); provided, however, that the foregoing WPCS Termination Fee and any such additional amounts pursuant to Section 9.3(h) or Section 9.3(i) shall not be payable to WPCS, if (i) all conditions in Section 6 and Section 8 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied, (ii) WPCS irrevocably confirms by written notice to the Company that (A) each of the conditions in Section 7, other than the condition set forth in Section 7.8, has been satisfied or that WPCS is willing to waive any such conditions that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (B) it is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 7.8 (i.e., consummation of the Company Closing Financing), and (iii) the Company Closing Financing is not consummated because any of the following occur after the date on which this Agreement is publicly announced (the “Public Announcement Date”): (A) the closing price of a share of WPCS Common Stock, as reported by the NASDAQ Capital Market, for any Measuring Period is less than 75% of the average closing price, as reported by the NASDAQ Capital Market, during the 5-day trading period ending on the date preceding the Public Announcement Date; and (B) the NASDAQ Capital Market Composite Index, the S&P 500 Index or the Dow Jones Industrial Average for any Measuring Period is less than 75% of the average of such index or average, as the case may be, during the 5-day trading period ending on the date preceding the Public Announcement Date.

(g)          (i) If this Agreement is terminated by the Company pursuant to Section 9.1(e), 9.1(f), 9.1(h), or 9.1(l), (ii) if this Agreement is terminated by WPCS pursuant Section 9.1(k) or (iii) in the event of the failure of the Company to consummate the transactions to be contemplated at the Closing solely as a result of a WPCS Material Adverse Effect as set forth in Section 8.5 (provided, that at such time all of the other conditions precedent to WPCS’s obligation to close set forth in Section 6 and Section 7 have been satisfied by the Company, are capable of being satisfied by the Company or have been waived by WPCS), then WPCS shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions (such expenses, collectively, the “Third Party Expenses”), up to a maximum of $125,000, by wire transfer of same-day funds within ten Business Days following the date on which the Company submits to WPCS true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for financial advisors to the Company except for reasonably documented out-of-pocket expenses otherwise reimbursable by the Company to such financial advisors pursuant to the terms of the Company’s engagement letter or similar arrangement with such financial advisors.

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(h)          (i) If this Agreement is terminated by WPCS pursuant to Section 9.1(g) or Section 9.1(i), or (ii) in the event of the failure of WPCS to consummate the transactions to be consummated at the Closing solely as a result of a Company Material Adverse Effect as set forth in Section 7.6, (provided, that at such time all of the other conditions precedent to the Company’s obligation to close set forth in Section 6 and Section 8 have been satisfied by WPCS, are capable of being satisfied by WPCS or have been waived by the Company), the Company shall reimburse WPCS for all Third Party Expenses incurred by WPCS up to a maximum of $125,000, by wire transfer of same-day funds within ten Business Days following the date on which WPCS submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for financial advisors to WPCS except for fees actually incurred in connection with the delivery of a fairness opinion and reasonably documented out-of-pocket expenses otherwise reimbursable by WPCS to such financial advisors pursuant to the terms of WPCS’s engagement letter or similar arrangement with such financial advisors.

(i)          If either Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(j)          The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either WPCS or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a Party, (i) such party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

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Section 10            Miscellaneous Provisions

10.1         Non-Survival of Representations and Warranties. The representations and warranties of the Company, WPCS and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2         Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and WPCS at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required WPCS Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and WPCS.

10.3         Waiver.

(a)          No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4         Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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10.5         Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably waives the right to trial by jury.

10.6         Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7         Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to WPCS or Merger Sub:

WPCS International Incorporated

521 Railroad Avenue

Suisun City, California 94585

Fax: (707) 421-1359

Attention: Sebastian Giordano, CEO

Email: sebastian.giordano@wpcs.com

with a copy to (which shall not constitute notice):

Morse, Zelnick, Rose & Lander, LLP

825 Third Avenue, 16th Floor

New York, NY 10022

Fax: (212) 208-6809

Attention: Kenneth S. Rose, Esq.

Email: krose@mzrl.com

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if to the Company:

DropCar, Inc.

1412 Broadway, Suite 2105

New York, NY 10018

Fax: (253) 484-9409

Attention: Spencer Richardson

Email: spencer@dropcar.com

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Chrysler Center

666 3rd Avenue

New York, NY 10017

Fax: (212) 983-3115

Attention: Kenneth R. Koch, Esq.

Email: krkoch@mintz.com

10.9         Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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10.11         Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12         No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13         Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          The use of the word “or” shall not be exclusive.

(e)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)          Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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(h)          The Parties agree that the Company Disclosure Schedule or WPCS Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 2 or Section 3, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the WPCS Disclosure Schedule, as the case may be, shall qualify other sections and subsections in Section 2 or Section 3, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)          “delivered” or “made available” shall mean, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two calendar days prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party.

(Remainder of page intentionally left blank)

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

WPCS International Incorporated

By:	/s/ Sebastian Giordano

Name:	Sebastian Giordano

Title:	Chief Executive Officer

DC Acquisition Corporation

By:	/s/ Sebastian Giordano

Name:	Sebastian Giordano

Title:	Chief Executive Officer

DropCar, Inc.

By:	/s/ Spencer Richardson

Name:	Spencer Richardson

Title:	Chief Executive Officer

Exhibit A

Certain Definitions

a)    For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or WPCS, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of WPCS or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving:

(a)          any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, (i) in the case of the Company, the Company Closing Financing and any Additional Financing shall not be an “Acquisition Transaction;” and (ii) in the case of WPCS, any Additional Financing shall not be an “Acquisition Transaction”, or

(b)          any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Additional Financing” means the sale of Company Common Stock or WPCS Common Stock (which shall not include the exercise of any WPCS Options or any Affiliate Warrant Proceeds) as the case may be, to be consummated substantially simultaneously with the Closing with aggregate gross cash proceeds to the Company and/or WPCS sufficient to obtain approval of the listing of WPCS Common Stock on the NASDAQ Capital Market at the Effective Date.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

A-1

“Affiliate Warrant Proceeds” means any cash proceeds received by WPCS upon the exercise of WPCS Warrants by a Person who would be deemed an “affiliate” of WPCS for NASDAQ Capital Market listing purposes.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 5.19(a).

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2016 provided to WPCS prior to the date of the Agreement.

“Company Board” shall mean the board of directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” shall mean the representations and warranties of the Company set forth in Section 2.6.

“Company Closing Financing” means the sale of Company Common Stock or WPCS Common Stock, as the case may be, to be consummated substantially simultaneously with the Closing with aggregate gross cash proceeds to the Company or WPCS, as the case may be, of at least $4,000,000 in the aggregate or such greater amount (but not to exceed $5,000,000 without the Company’s consent) as is required to qualify for the listing of WPCS Common Stock on the NASDAQ Capital Market at the Effective Time. The cash proceeds from the exercise of any WPCS Warrants subsequent to the date of this Agreement and prior to the Effective Date shall be credited towards the Company Closing Financing; provided, however, that any proceeds from the exercise of any WPCS Warrants subsequent to the date of this Agreement and prior to the Effective Date by an Affiliate of either WPCS or the Company shall be excluded before any determination of the requirement for any Additional Financing. Any proceeds raised by the Company pursuant to such Company Closing Financing, other than through the exercise of WPCS Warrants, shall be at a pre-money valuation of the Company of $20,000,000 to $25,000,000.

A-2

“Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP Rights or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Financial Statements” shall mean any financial statements of the Company provided in accordance with the terms and provisions of this Agreement.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.21.

“Company IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” shall mean any instrument or agreement governing, related to or pertaining to any Company IP Rights.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions; (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement; (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) any change in GAAP or applicable Law or the interpretation thereof; (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate; or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Preferred Stock” means, collectively, Series Seed Preferred Stock and Series A Preferred Stock.

A-3

“Company Registered IP” shall mean all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Company Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Stockholder Written Consent” shall have the meaning set forth in the recitals.

“Company Triggering Event” shall be deemed to have occurred if the Company or any director or officer of the Company shall have willfully and intentionally breached the provisions set forth in Section 4.4 or Section 5.2 of the Agreement.

“Company Warrants” shall mean warrants to purchase shares of Company Capital Stock outstanding as of the date of this Agreement or the Effective Time, as applicable.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated January 18, 2017, between the Company and WPCS.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

“Contract” shall mean, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effect” shall mean any effect, change, event, circumstance, or development.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” shall mean the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

A-4

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) treated as a single employer with the Company or WPCS, as applicable, for the purposes of Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean, subject to Section 1.5(e), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Advisory/Commitment Allocation Percentage” shall equal 0.064.

•	“Company Allocation Percentage” shall mean (i) 1.00 minus (ii) the sum of (A) the WPCS Allocation Percentage, (B) the Palladium Allocation Percentage and (C) the Advisory/Commitment Allocation Percentage.

•	“Company Fully-Diluted Merger Shares” shall mean the product determined by multiplying (i) the Post-Closing WPCS Shares by (ii) the Company Allocation Percentage.

•	“Company Merger Shares” shall mean the product determined by multiplying (i) the Company Fully-Diluted Merger Shares by (ii) a fraction, the numerator of which equals (A) the Company Fully-Diluted Shares minus (B) the Company Warrant Shares, and the denominator of which equals the Company Fully-Diluted Shares.

A-5

•	“Company Fully-Diluted Shares” shall mean the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the exercise of all Company Warrants outstanding as of immediately prior to the Effective Time, (ii) the issuance of shares of Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time, other than the Company Warrants, (iii) the effectiveness of the Company Closing Financing and the issuance of all Company Common Stock or WPCS Common Stock, as the case may be, in connection therewith and (iv) the issuance of shares of Company Common Stock representing 85% of the total number of shares of WPCS Common Stock, if any, and Company Capital Stock, if any, issued in connection with any Additional Financing; provided, however, that references to 85% in this clause (iv) shall be treated as references to 100% with respect to the issuance of shares of WPCS Common Stock or Company Common Stock, as the case may be, in an aggregate amount equal to the Affiliate Warrant Proceeds included in the Company Closing Financing.

•	“Company Outstanding Shares” shall mean the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on an as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the issuance of shares of Company Common Stock in respect of all options, warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time, other than the Company Warrants, (ii) the effectiveness of the Company Closing Financing and the issuance of all Company Common Stock or WPCS Common Stock, as the case may be, in connection therewith and (iii) the issuance of shares of Company Common Stock representing 85% of the total number of shares of WPCS Common Stock, if any, and Company Capital Stock, if any, issued in connection with any Additional Financing; provided, however, that references to 85% in this clause (iii) shall be treated as references to 100% with respect to the issuance of shares of WPCS Common Stock or Company Common Stock, as the case may be, in an aggregate amount equal to the Affiliate Warrant Proceeds included in the Company Closing Financing.

•	“Company Warrant Shares” shall mean the total number of shares of Company Capital Stock issuable in connection with all Company Warrants outstanding as of immediately prior to the Effective Time.

•	“Palladium Allocation Percentage” shall equal 0.025.

•	“Post-Closing WPCS Shares” shall mean the quotient determined by dividing (i) the WPCS Outstanding Shares by (ii) the WPCS Allocation Percentage.

•	“WPCS Allocation Percentage” shall mean 0.15; provided, however, to the extent that the Net Cash determined pursuant to Section 1.6(i) is more or less than Four Hundred Nineteen Thousand dollars ($419,000), then 0.15 shall be adjusted (i.e., increased if more; decreased if less) in accordance with the WPCS Allocation Percentage Adjustment Formula set forth on Exhibit D hereto.

•	“WPCS Outstanding Shares” shall mean, subject to Section 1.5(e), (i) 6,118,689 plus (ii) a number of shares based on the issuance of shares of WPCS Common Stock representing 15% of the total number of shares of WPCS Common Stock, if any, and Company Capital Stock, if any, issued in connection with any Additional Financing; provided, however, that references to 15% in this clause (ii) shall be treated as references to 0% with respect to the issuance of shares of WPCS Common Stock or Company Common Stock, as the case may be, in an aggregate amount equal to the Affiliate Warrant Proceeds included in the Company Closing Financing.

A-6

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the Company or WPCS, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Operating Officer of such Party.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” shall mean any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

A-7

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Measuring Period” shall mean any period consisting of five consecutive trading days beginning after the Public Announcement Date and ending two days before the Anticipated Closing Date.

“Merger Sub Board” shall mean the board of directors of Merger Sub.

“Multiemployer Plan” shall mean (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” shall mean (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” shall mean (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Net Cash” shall mean (a) the sum of (without duplication) WPCS’s cash and cash equivalents, marketable securities, accounts, interest and other receivables (to the extent determined to be collectible in accordance with GAAP) and deposits (to the extent refundable to WPCS) in each case as of the Cash Determination Time, determined in a manner consistent with the manner in which such items were historically determined and in accordance with WPCS’s audited financial statements and unaudited interim balance sheet, minus (b) the sum of (without duplication) (i) WPCS’s accounts payable and accrued expenses (other than accrued expenses which are WPCS Transaction Expenses) and WPCS’s other current liabilities payable in cash, in each case as of the Cash Determination Time and determined in a manner consistent with the manner in which such items were historically determined and in accordance with WPCS’s audited financial statements and unaudited interim balance sheet, and (ii) any unpaid WPCS Transaction Expenses, minus (c) any unpaid amounts payable by WPCS in satisfaction of its obligations under Section 5.8(d) for the period after Closing, and minus (d) any cash proceeds received by WPCS upon the exercise of WPCS Warrants after the date of this Agreement.

“Ordinary Course of Business” shall mean, in the case of each of the Company and WPCS, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

A-8

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” shall mean the Company, Merger Sub and WPCS.

“Permitted Alternative Agreement” shall mean a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” shall mean: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the WPCS Audited Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or WPCS, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” shall mean any individual, Entity or Governmental Body.

“Proxy Statement” shall mean the proxy statement to be sent to WPCS’s stockholders in connection with the WPCS Stockholders’ Meeting.

“Registration Statement” shall mean the registration statement on Form S-4 (or any other applicable form under the Securities Act to register WPCS Common Stock) to be filed with the SEC by WPCS registering the public offering and sale of WPCS Common Stock to some or all holders of Company Common Stock in the Merger, including all shares of WPCS Common Stock to be issued in exchange for all shares of Company Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $$0.0001 per share.

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“Series Seed Preferred Stock” means the Company’s Series Seed Preferred Stock, par value $$0.0001 per share.

“Subsequent Transaction” shall mean any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” shall mean an Entity of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 75% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; (b) is on terms and conditions that the WPCS Board determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the Company to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to WPCS’s stockholders than the terms of the Contemplated Transactions and is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party); (c) is reasonably capable of being completed on the terms proposed without unreasonable delay; and (d) includes termination rights exercisable by WPCS on terms no less favorable to WPCS than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

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“WPCS Affiliate” shall mean any Person that is (or at any relevant time was) under common control with WPCS within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“WPCS Associate” shall mean any current or former employee, independent contractor, officer or director of WPCS or any of its Subsidiaries.

“WPCS Audited Balance Sheet” shall mean the audited balance sheet of WPCS as of April 30, 2017, included in WPCS’s Report on Form 10-K for the fiscal year ended April 30, 2017, as filed with the SEC.

“WPCS Board” shall mean the board of directors of WPCS.

“WPCS Capitalization Representations” shall mean the representations and warranties of WPCS and Merger Sub set forth in Sections 3.6.

“WPCS Common Stock” shall mean the Common Stock, $0.0001 par value per share, of WPCS.

“WPCS Contract” shall mean any Contract: (a) to which WPCS is a party; (b) by which WPCS or any WPCS IP Rights or any other asset of WPCS is or may become bound or under which WPCS has, or may become subject to, any obligation; or (c) under which WPCS has or may acquire any right or interest.

“WPCS Deal Expenses” shall mean any costs, fees and expenses incurred by WPCS, or for which WPCS is liable, in connection with the negotiation, preparation and execution of the Agreement and the consummation of the Contemplated Transactions (but excluding any costs, fees and expenses incurred in connection with any stockholder litigation relating to this Agreement or any of the Contemplated Transactions) and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants payable by WPCS.

“WPCS Fundamental Representations” shall mean the representations and warranties of WPCS and Merger Sub set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.21.

“WPCS IP Rights” shall mean all Intellectual Property owned, licensed or controlled by WPCS that is necessary for the operation of the business of WPCS as presently conducted.

“WPCS IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any WPCS IP Rights.

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“WPCS Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the WPCS Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of WPCS; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a WPCS Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions; (b) any change in the stock price or trading volume of WPCS Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of WPCS Common Stock may be taken into account in determining whether a WPCS Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (c) the taking of any action, or the failure to take any action, by WPCS that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 4.1(b) of the WPCS Disclosure Schedule; (d) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (e) any change in GAAP or applicable Law or the interpretation thereof; or (f) general economic or political conditions or conditions generally affecting the industries in which WPCS operates; except, in each case with respect to clauses (d), (e) and (f), to the extent disproportionately affecting WPCS relative to other similarly situated companies in the industries in which WPCS operates.

“WPCS Options” shall mean options to purchase shares of WPCS Common Stock outstanding as of the date of this Agreement or the Effective Time, as applicable.

“WPCS Registered IP” shall mean all WPCS IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“WPCS Reverse Stock Split” shall have the meaning set forth in Section 5.21.

“WPCS Stock Price” shall mean, for any date of determination, the volume weighted average closing price of a share of WPCS Common Stock on the NASDAQ Capital Market (or such other NASDAQ market on which the WPCS Common Stock then trades) for the five trading days ending the trading day immediately prior to such date of determination.

“WPCS Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“WPCS Transaction Expenses” shall mean the sum of (a) the cash cost of any change of control payments or severance payments that are or become due to any employee of WPCS in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing (including all payments made in connection with Section 5.7), (b) the cash cost of any retention payments that are or become due to any employee of WPCS in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, and (c) the WPCS Deal Expenses.

“WPCS Triggering Event” shall be deemed to have occurred if: (a) WPCS shall have failed to include in the Proxy Statement the WPCS Board Recommendation or shall have made a WPCS Board Adverse Recommendation Change; (b) the WPCS Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (c) WPCS shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); (d) WPCS or any director or officer of WPCS shall have willfully and intentionally breached the provisions set forth in Section 4.4 or Section 5.3 of the Agreement; or (e) WPCS shall have failed to hold the WPCS Stockholders’ Meeting within 75 days after the Registration Statement is declared effective under the Securities Act.

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“WPCS Warrants” shall mean warrants to purchase shares of WPCS Common Stock outstanding as of date of this Agreement or the Effective Time, as applicable.

b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

409A Plan	2.17(k)
Accounting Firm	1.6(e)
Allocation Certificate	5.19
Anticipated Closing Date	1.6(a)
Anti-Corruption Laws	2.24(a)
Cash Determination Time	1.6(a)
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Board Recommendation	5.2(c)
Company Disclosure Schedule	2
Company Employee Plan	2.17(d)
Company Audited Financials	2.7(a)
Company Material Contract	2.13(a)
Company Permits	2.14(b)
Company Real Estate Leases	2.11
Company Stock Certificate	1.7
Company Termination Fee	9.3(b)
Company Unaudited Interim Balance Sheet	2.7(a)
Costs	5.8(a)
D&O Indemnified Party	5.8(a)
Delivery Date	1.6(a)
Dispute Notice	1.6(b)
Dissenting Shares	1.9(a)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
FCPA	3.25
GAAP	2.7(a)
Interim Company Financials	2.7(a)
Liability	2.9
Money Laundering	2.26
Merger	Recitals

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Term	Section

Merger Consideration	1.5(a)
Merger Sub	Preamble
NASDAQ Listing Application	5.11
Net Cash Condition	8.6
Net Cash Calculation	1.6(a)
Net Cash Schedule	1.6(a)
Notice Period	5.3(c)
OFAC	2.25a
Pre-Closing Period	4.1(a)
Public Announcement Date	9.3(f)
Required Company Stockholder Vote	2.4
Required WPCS Charter Stockholder Vote	3.4
Required WPCS Merger Stockholder Vote	3.4
Required WPCS Stockholder Vote	3.4
Response Date	1.6(b)
Stockholder Notice	5.2(b)
Surviving Corporation	1.1
Third Party Expenses	9.3(f)
WARN Act	2.17(n)
WPCS	Preamble
WPCS Board Adverse Recommendation Change	5.3(b)
WPCS Board Recommendation	5.3(b)
WPCS Disclosure Schedule	3
WPCS Employee Plan	3.17(d)
WPCS Material Contract	3.13
WPCS Permits	3.14(b)
WPCS Real Estate Leases	3.11
WPCS Reverse Stock Split	5.21
WPCS SEC Documents	3.7(a)
WPCS Stock Plans	3.6(c)
WPCS Stockholder Matters	5.3(a)
WPCS Stockholders’ Meeting	5.3(a)
WPCS Termination Fee	9.3(c)

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Exhibit B-1

Form of WPCS Stockholder Support Agreement with WPCS Officers, Directors and Certain 5% Stockholders of WPCS

[Intentionally Omitted]

Exhibit B-2

Form of WPCS Stockholder Support Agreement with Certain 5% Stockholders of WPCS

[Intentionally Omitted]

Exhibit C-1

Form of Company Stockholder Support Agreement with Company Officers, Directors and Certain 5% Stockholders of the Company

[Intentionally Omitted]

Exhibit C-2

Form of Company Stockholder Support Agreement with Certain 5% Stockholders of the Company

[Intentionally Omitted]

Exhibit D

WPCS Allocation Percentage Adjustment Formula

WPCS assumed outstanding shares	6,118,689.00
WPC allocation percentage	0.15

Exchange ratio	5.67

Drop car shares	34,672,571.00

Pre-adjustment pro forma cap tab
WPCS	6,118,689.00	15.0%
DropCar	34,672,571.00	85.0%
Total	40,791,260.00

WPCS 10-day avg share price	$1.29

WPCS net cash	$500,000.00
WPCS net cash requirement	$450,000.00

Over/short	$50,000.00
Value in WPCS shares	38,759.69
Exchange Ratio	5.67

Increase (Decrease) in DropCar Shares	-219,638.24

Post-adjustment pro forma cap tab
WPCS	6,118,689.00	15.1%
DropCar	34,452,932.76	84.9%
Total	40,571,621.76